Exhibit 99.1

Spectrum Group International, Inc. Announces Preliminary Settlement with Former CEO Greg Manning

Manning Announces Proposed Resolution With SEC

IRVINE, Calif.--(BUSINESS WIRE)--July 8, 2010--Spectrum Group International, Inc. (SPGZ.PK) today announced that it has entered into an agreement in principle to settle the arbitration action between the Company and its former President and CEO, Greg Manning. In the action, which was brought in 2007, Mr. Manning asserted claims for breach of contract and defamation, based on his allegation that the Company wrongfully terminated his consultancy for cause. Mr. Manning sought damages of approximately $34,000,000. The Company filed counterclaims against Mr. Manning for breach of contract, breach of fiduciary duty and unjust enrichment, seeking damages of approximately $20,000,000. The Company also sought a declaration that Mr. Manning was not entitled to advancement of legal expenses or indemnification from the Company.

As part of the settlement agreement, which is subject to the satisfaction of certain conditions, the Company has agreed to pay approximately $2.7 million in cash, resolving all of the arbitration claims as well as certain other obligations arising out of Mr. Manning’s employment with the Company, including those relating to indemnification.

In announcing the preliminary settlement agreement, Greg Roberts, President and CEO of the Company, said, “While both sides were prepared to go to arbitration, our Board of Directors determined that a settlement on these terms was in the best interests of the shareholders. The final resolution of this matter, following the Company’s settlement last year of the shareholder litigation and the investigation by the Securities and Exchange Commission (SEC), will help reduce legal fees and expenses going forward and will enable management to focus its time and attention on our ongoing businesses.”

Greg Manning stated, "When Greg Roberts approached me and suggested we explore an amicable settlement of this arbitration, it made sense to me to resolve this matter with the company I had founded. Fortunately, at the same time the staff of the SEC and I were able to reach a proposed resolution to settle the charges brought against me personally in connection with the SEC’s investigation into the Company’s historical transactions with Afinsa, its majority shareholder. I understand that the staff has agreed to recommend this proposed settlement offer to the Commission. Once final, both of these settlements will bring both closure and more time for me to pursue productive endeavors in several fields of interest."

ABOUT SPECTRUM GROUP INTERNATIONAL, INC.

Spectrum Group, named to the Fortune 500 list in 2010, is a consolidated global collectibles network. The Company is a leading auctioneer of coins, stamps, rare and fine vintage wine, and arms, armor and militaria, targeting both collectors and dealers. Spectrum is also a merchant/dealer of certain collectibles and trader of precious metals. The Company’s collectibles offerings span the modest to ultra high-end price spectrum. Spectrum conducts its operations in two business segments: collectibles and trading.

Spectrum Group’s collectibles companies focused on philately are auction houses H.R. Harmer of Irvine, California, Corinphila Auktionen of Zurich, Switzerland, Heinrich Köhler Auktionshaus of Wiesbaden, Germany, and John Bull Stamp Auctions, Ltd of Hong Kong. Spectrum Group’s collectibles companies in the numismatics field include Bowers and Merena Auctions (rare coin and currency auction house), Ponterio & Associates (world and ancient coins and currency auction house), Teletrade (online coin auctions) and Spectrum Numismatics International (wholesale rare coin dealer), all based in Irvine, California. Spectrum Wine Auctions is engaged in the sale by auction of rare and fine vintage wine. Spectrum Group also owns Greg Martin Auctions, which conducts auction sales of antique arms, armor and militaria.

The trading activities of Spectrum Group are conducted through A-Mark Precious Metals, one of the largest private sellers of bullion coins and bullion gold, silver and platinum to the wholesale marketplace. A-Mark’s subsidiary Collateral Finance Corporation, which is the Official Numismatic Lender of the American Numismatic Association, provides financing on a wide array of bullion and numismatic products.

SAFE HARBOR STATEMENT

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ are identified in our public filings with the Securities and Exchange Commission (SEC), and include the fact that we have disclosed that you should not rely upon our previously published financial statements and the fact that we have not filed all of our reports required by the Securities Exchange Act of 1934. More information about factors that could affect our business and financial results included in our public filings with the SEC, which are available on the SEC’s website located at www.sec.gov.

The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:
Spectrum Group International, Inc.
Paul Soth, CFO, 949-955-1250
psoth@spectrumgi.com